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BLACKROCK CALIFORNIA MUNICIPAL INCOME TRUST

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October 2025 BlackRock California Municipal Income Trust (BFZ) BlackRock California Municipal Income Trust (BFZ)

Determining the Surviving Fund In determining the legal, accounting and performance survivor in an investment company combination, Fund management considers specific factors in accordance with the analysis outlined in the SEC no-action letter issued August 5, 1994 to North American Security Trust (“NAST”), specifically: Investment advisers (portfolio management) Investment objectives, policies and restrictions Portfolio composition Expense structure and ratios Asset size After careful consideration of these and other factors discussed in the Fund’s proxy statement, the Fund management concluded that BlackRock MuniHoldings California Quality Fund (MUC) should be the surviving fund

Premium / Discount to Net Asset Value Over the period analyzed by ISS, MUC has traded at a higher or lower valuation relative to BFZ Notably, MUC traded at a premium to NAV in 2021 Additionally, if the Reorganization is approved by shareholders, effective upon the closing of the Reorganization, the Combined Fund will adopt a discount management program (“DMP”) Under the DMP, the Combined Fund will, beginning in 2026, intend to offer to purchase a minimum of 5% of its outstanding common shares, subject to the Board’s discretion, at a price equal to 98% of NAV per common share via annual tender offer if the Combined Fund’s common shares trade at an average daily discount to NAV of more than 10.00% during a measurement period beginning on January 1st and concluding on September 30th of each calendar year Relative Premium / Discount (%) Higher valuation for MUC Lower valuation for MUC Source: Morningstar. Time period is from 6/8/2020 to 9/30/2025

Premium / Discount to Net Asset Value As illustrated in the chart below, BFZ’s discount generally coincided with sales by the largest shareholder of the Fund, Saba Capital Management (“Saba”) In 2024, ISS issued a proxy voting recommendation regarding certain shareholder proposals, which included a reference to Saba’s acquisition of shares and the resultant impact on BFZ’s discount to net asset value, as noted in the following observations: “Last year’s analysis noted that the improvement since the unaffected date had likely been driven by the presence of the dissident more than to any action undertaken by the fund” “The dissident continued to acquire shares during the interim, and messaged its intent to continue its campaign at this AGM. For these and other reasons, it therefore appears likely that the dissident has continued to have an uplifting impact on the stock” We believe ISS should be consistent in their views on purchases and sales by large shareholders like Saba Source: Morningstar, SEC Filings. Time period is from 5/30/2025 to 9/30/2025

Net Asset Value Returns BFZ and MUC are managed by BlackRock’s Municipal Bond Group, leveraging the same credit research and other resources Additionally, BFZ and MUC have substantially similar investment objectives and investment strategies The table below presents the net asset value return for the one-, three- and five-year periods ended June 6, 2025, and from the unaffected date through August 29, 2025 BFZ and MUC generally outperformed the Morningstar Group over each time period BFZ MUC Morningstar Group1 1 YR - 06/06/2025 -4.40 -4.52 -5.06 3 YR - 06/06/2025 -0.40 -1.22 -1.03 5 YR - 06/06/2025 -1.26 -1.74 -1.83 Unaffected – 08/29/2025 0.41 0.45 0.28 Source: Morningstar 1)Median for the Morningstar US CE Muni California Long category, excluding non-leveraged funds